                                                                      EXHIBIT 12

                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                          COMPUTATION OF EARNINGS TO
                        FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                    (In thousands, except ratios)



                                                        1996        1995        1994         1993         1992
                                                    ----------   ---------   ---------    ---------     ---------
Earnings from continuing operations                 $   52,135   $  48,703   $  45,043    $  41,812     $  45,239
Income taxes                                            26,154      25,229      19,901       19,565        18,595
                                                    ----------   ---------   ---------    ---------     ---------
Earnings from continuing operations
   before income taxes                                  78,289      73,932      64,944       61,377        63,834
                                                    ----------   ---------   ---------    ---------     ---------

Fixed charges:
   Interest, long-term debt                             25,134      24,516      23,194       22,089        26,142
   Interest, other                                       2,359       3,482       2,542        2,750         1,604
   Amortization of debt expense and
      premium, net                                       1,107       1,234       1,223        1,402         1,282
   Portion of rental expense
      representative of interest
      factor                                               445         457         707          485           547
                                                    ----------   ---------   ---------    ---------     ---------
         Total fixed charges                        $   29,045   $  29,689   $  27,666    $  26,726     $  29,575
                                                    ----------   ---------   ---------    ---------     ---------

Earnings from continuing operations
   before income taxes and
   fixed charges                                    $  107,334   $ 103,621   $  92,610    $  88,103     $  93,409
                                                    ==========   =========   =========    =========     =========

Ratio of earnings to fixed charges                       3.70x       3.49x       3.35x        3.30x         3.16x
                                                    ==========   =========   =========    =========     =========
Fixed charges from above                            $   29,045   $  29,689   $  27,666    $  26,726     $  29,575
Preferred dividends                                      2,909       2,960       2,966        3,008         3,440
                                                    ----------   ---------   ---------    ---------     ---------
   Total fixed charges and preferred
     stock dividends                                $   31,954   $  32,649   $  30,632    $  29,734     $  33,015
                                                    ==========   =========   =========    =========     =========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                                       3.36x       3.17x       3.02x        2.96x         2.83x
                                                    ==========   =========   =========    =========     =========